EXHIBIT 99.3

Urstadt Biddle Properties Inc.
Announces Acquisition of Two Properties of a Three Property Portfolio in New Jersey

Greenwich, Connecticut January 4, 2013... Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced  today that it has completed the purchase of the Bernards Square Medical Office Building in Bernardsville, NJ and the Clockwork Childcare Center in Chester, NJ for a combined purchase price of  $6.45 million, excluding closing costs. Both properties were purchased free and clear of mortgages.  The $6.45 million acquisition was funded with proceeds from the Company's recently completed stock offerings. The Bernards Square Medical Office Building, located in affluent Bernardsville, New Jersey, in the County of Somerset contains 14,592 square feet of leasable space. The building is 76% leased primarily to doctors and other professionals.  The Clockwork Child Care Center located in the affluent community of Chester, NJ, in the County of Morris contains a 9,120 square foot free standing child care facility net leased to a provider that has multiple locations in and around New York, New Jersey and Connecticut.  The purchase of these two properties was part of a portfolio of three properties owned by a local family.  The remaining property is a grocery anchored shopping center in the Company's core market place.  The closing of the shopping center property is expected within ninety days.  The two phased closing was due to the need for lender approval of the transfer of the shopping center property.

Willing Biddle, President of Urstadt Biddle Properties Inc said, "We are very pleased to continue the process of investing the capital we recently raised in Class A Common stock and preferred stock offerings into income producing properties.  The Company was able to purchase two stable properties at attractive cap rates and expects to acquire another grocery anchored shopping center in our core marketplace in the near future.  The Company hopes to continue this acquisition momentum with the purchase of additional shopping centers in the very near future in order to invest the remaining capital raised from the recent stock offerings."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 58 properties containing approximately 5.0 million square feet of space.  Listed on the New York Stock Exchange since 1969, it provides investors with a means of participating in ownership of income-producing properties. It has paid 172 consecutive quarters of uninterrupted dividends to its shareholders since its inception and raised its dividend to its shareholders for the last 19 consecutive years.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.